Exhibit 99.1

NEWS RELEASE

1590 Reed Road, Pennington, NJ 08534 609.730.0400

Ocean Power Technologies, Inc. Announces 1-For-10 Reverse Stock Split

PENNINGTON, N.J., October 28,2015 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq:OPTT) ("OPT" or "the Company") today announced that it will effect a reverse stock split at a ratio of one share of newly issued common stock for each 10 shares of issued and outstanding common stock. OPT anticipates that the reverse stock split will be effective at 5:00 p.m. Eastern Standard Time on October 28, 2015, and that the common stock will commence trading on a split-adjusted basis as of the opening of trading on October 29, 2015.

At the Company’s annual meeting of stockholders held on October 22, 2015, OPT’s stockholders approved a proposal to file an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's common stock, $0.001 par value per share, at ratios ranging from one-for-five to one-for-12, with the Company's Board of Directors authorized to determine the specific ratio (within the approved range) and the timing of the effectiveness of the reverse stock split, at the discretion of the Company’s Board of Directors.

The Board of Directors approved the one-for-10 ratio for the reverse stock split, with an effective date and time at 5:00 p.m. Eastern Standard Time on October 28, 2015, and trading on a split-adjusted basis as of the opening of trading on October 29, 2015. The purpose of the reverse split is to raise the per share trading price of OPT’s common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market. However, there can be no assurance this desired effect will occur or be maintained.

The common stock will trade under a new CUSIP number, 674870407, effective October 29, 2015.

Upon the effectiveness of the reverse stock split, each 10 shares of the Company's issued and outstanding common stock will be automatically combined and converted into one newly issued and outstanding share of common stock. The reverse stock split will affect all issued and outstanding shares of the Company's common stock, as well as common stock underlying stock options, stock appreciation rights and restricted stock units outstanding immediately prior to the effectiveness of the reverse stock split. Proportional adjustments also will be made to the shares of common stock issuable under the Company’s stock incentive plans. The reverse stock split will reduce the number of shares of the Company's common stock currently outstanding from approximately 18 million to approximately 1.8 million. The reverse stock split will not affect any stockholder’s ownership percentage of common stock and will not change the par value per share of the common stock. In addition, the number of authorized shares of the Company's common stock will be decreased from 105 million to 50 million.

No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise hold a fractional share of the Company's common stock will receive a cash payment in lieu of such fractional share based on the average closing price of the common stock on the Nasdaq Capital Market for the five trading days prior to the effective date of the reverse stock split.

OPT has selected ComputerShare, Inc., the Company’s transfer agent, as the exchange agent for the reverse stock split. Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts following the effective date. Beneficial holders may contact their bank, broker or nominee for more information. Stockholders with shares held in certificate form may exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split. Shortly after the effective date, such stockholders will receive a Letter of Transmittal and instructions for exchanging their certificates from the Company's exchange agent, Computershare, Inc.

At the Company’s Annual Meeting of Stockholders, the stockholders also approved the election of five directors to the Board of Directors, ratified the selection of KPMG, LLP as the Company’s auditors for fiscal 2016, approved the advisory resolution on executive officer compensation, and approved the Company’s 2015 Omnibus Incentive Plan.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies, Inc. (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT's proprietary PowerBuoy® technology is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT:

Company Contact:

         Mark A. Featherstone

         Chief Financial Officer

         Phone:(609) 730-0400

Investor Contact:

         Shawn Severson

         The Blueshirt Group

         Phone: (415) 489-2198